                                                                    Exhibit 4.1

                      INDEPENDENT CONTRACTOR AGREEMENT


                           BRUCE W. BARREN
                       (THE EMCO/HANOVER GROUP,INC.)

          This Independent Contractor Agreement ("Agreement") is entered into this 4th day of February, by and between SYS, a California corporation (hereinafter "SYS and/or the Corporation"), and Bruce W. Barren (The EMCO/Hanover Group, INC., (hereinafter referred to as "Contractor"), as an independent contractor, for the purpose of providing management and other consulting services to the corporation.

1.  RECITAL

          This Agreement is entered into in contemplation of the following facts, circumstances and representation:

          1.1 The parties desire to enter into an agreement whereby Contractor shall provide financial advisory services with regard to certain matters relating to executive management and strategic planning. Contractor will assist SYS in analyzing both domestic and international business opportunities (i.e. Canada and Britain), provide merger and acquisition advice, investor relations contacts, marketing services and such other matters as required.

          1.2 Contractor agrees to the terms and condition as more specifically set forth herein.

          1.3 Contractor has represented to the Corporation and Contractor is knowledgeable and capable of providing the requested support to SYS.

          1.4 As a condition of entering into this Agreement, the Contractor agrees to assign all rights to any intellectual property developed by the Contractor for any SYS projects while working under the terms of this Agreement to SYS.

          Now, therefore, the parties hereto agree as follows:

2. PRICE AND PAYMENT

          2.1 Price: Terms of Payment. SYS shall owe to Contractor fifty thousand shares (50,000) of the Corporation's common stock upon execution of this agreement. Such shares shall delivered to Finder within 30 days following execution of this Agreement in addition, upon the completion of an acquisition by SYS, debt or equity infusion into the Company, or the sale of a controlling interest in the Corporation, subject to the exclusions listed on Exhibit A, the Corporation will issue 100,000 shares of Common to Contractor. In no event will shares issued to Contractor exceed one hundred and fifty thousand shares in the aggregate. Any shares of Common Stock issued to Contractor shall be freely tradable non-assessable common stock of SYS, and registered on Form S-8. the Corporation shall have a right of first refusal to repurchase any shares to Contractors. As part of this Agreement both parties acknowledge that Finder was introduced to SYS by Mr. Bruce A. Biddick of Centex Securities, Inc. Finder hereby agrees that shares of common stock due to Mr. Bruce A. Biddick and/or Centex Securities, Inc. as a result of this introduction will be the responsibility of Finder.

          2.2 Expenses: Contractor will be reimbursed for all pre-approved expenses incurred as a direct result of Contractor's work which are supported by appropriate receipts and documentation. Upon execution of this Agreement, SYS will advance to Contractor the sum of $10,000 to cover out of pocket expenses concerning a planned trip on February 7, 1999 to Canada (estimated at $3,000), plus two other trips planned for New York (estimated at $3,500 each). Any unused portion of expense advances will be returned to SYS.

3. TERM AND TERMINATION

          3.1 This Agreement shall become effective as of the date first written above and continue in effect for a period of six months or unless terminated in accordance with Paragraph 3.2 hereunder.

          3.2 Either party may terminate this agreement upon giving 30 days written notice to the other party.

          3.3 Upon termination hereof, Contractor shall return any and all data, manuals, documents, magnetic tapes, computer disc or other medium of information relating to the technology, services and/or products of SYS>

          3.4 The term of this Agreement may be extended by mutual agreement of the parties as expressed in writing.

4. EVENTS OF DEFAULT AND REMEDIES: CANCELLATION

          4.1 Events of Default (terminating for Cause). It shall be an event of default if either party hereto shall:

               4.1.1 fail or refuse to comply with any other term, provision or covenant contained herein other than a default described in subsection
4.1.2 below and such failure shall not be cured within 5 days after written notice thereof to the defaulting party; or

               4.1.2 (i) make an assignment for the benefit of creditors;
(ii) file a petition under any law or statute of the United States or any state thereof relating to bankruptcy or insolvency or be adjudged bankrupt or insolvent in proceedings filed against it under any such law; or (iii) suffer the appointment of a receiver or trustee for all or substantially all of its assets.

          4.2 Remedies Upon Default. Upon a Default, the party nor in default shall have, in addition to any and all other rights or remedies available to it at law or in equity, the right to terminate this Agreement within five days by giving written notice thereof to the party in default.

          4.3 Cancellation (Termination With Cause). Notwithstanding anything in this Agreement to the contrary, SYS may terminate this Agreement any time with cause upon written notification thereof to Contractor, which termination shall be effective upon receipt thereof; provided, however, that SYS shall be liable for costs incurred by Contractor up to the date of notice, subject to Section 2.2.

5.  GENERAL TERMS

          5.1 Cooperation of Parties: The parties further agree that they will do all that is required and necessary to accomplish and facilitate the purposes of this Agreement and that they will sign and execute any and all documents necessary to bring about and perfect the purposes of this Agreement.

          5.2 Interpretations of Agreement: The parties hereto agree that should any provision of this Agreement be found to be ambiguous in any way, such ambiguity shall not be resolved by construing such provisions or any part of or the entire Agreement in favor of or against any party herein, but rather by construing the terms of this Agreement fairly and reasonably in accordance with their generally accepted meaning.

          5.3 No Presumption Against Drafting Party: This Agreement and the provisions contained herein shall not be construed or interpreted for or against any party hereto because said party drafted or caused the party's legal representative to draft any of its provisions.

          5.4 Amendments Modifications and Waivers: No amendment, modification or waiver of any provision of this Agreement shall in any event be effective unless the same shall be in writing and signed by the parties hereto. No failure or delay on the part of any party in exercising any power, right privilege or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy constitute a waiver of any other or further exercise of any right, power or remedy. Any waiver of any provision of this Agreement, and any consent to any departure by any of the parties form the terms of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which given.

          5.5 Severability of Provisions: This Agreement shall be performed and shall be enforceable to the full extent allowable by applicable law. In the event that any provision to this Agreement is declared by a court of competent jurisdiction to be illegal, invalid, or unenforceable that provision will be severed from the Agreement and the Agreement shall be read as if it did not contain said provision. Any such provision and its severance shall not affect the legality, validity, applicability, enforceability or effect of the remaining provisions of this Agreement.

          5.6 Assignments: None of the parties rights, duties or obligations under this Agreement are assignable by any of the parties hereto without the prior written consent of the other party and any attempted assignment without prior written consent shall be null and void.

          5.7 Entire Agreement: This Agreement constitutes the entire Agreement and understanding of the parties hereto with respect to the matters herein set forth, and all prior negotiating, writings and understandings relating to the subject matter of this Agreement are merged herein and are superseded and canceled by this Agreement. In executing this Agreement, the parties have not and do not rely on any statements, inducements, promises, or representations made by the other party or their agents, representatives or attorneys with regard to the subject matter, basis, or effect of this Agreement, except for those specifically set forth in this Agreement. The parties acknowledge that the terms of this Agreement are contractual and not a mere recital. Each party hereto further certifies that it is fully familiar with the provisions of this Agreement.

          5.8 Successors: This Agreement shall be binding upon and shall inure to the benefit of the respective parties thereto, their legal successors, parent corporations, subsidiaries, assigns, and legal representatives.

          5.9 Choice of Law: The validity and interpretation of t his Agreement and each clause and part thereof shall be governed by, and construed in accordance with, the laws and regulations then prevailing in the State of California.

          5.10 Arbitration. Legal Proceedings and Venue: The parties will attempt through good faith negotiation to resolve their disputes. The term "disputes" includes, without limitation, any disagreements between the parties concerning the existence, formation and interpretation of this Agreement and their obligation thereunder. If the parties hereto are unable to resolve their disputes by negotiation, they shall attempt to resolve their disputes through mediation. If mediation proves unsuccessful, either party may commence arbitration by sending a written notice of arbitration to the other party. The notice will state the dispute with particularity. As part of the arbitrators decision, the arbitrator may allocate the cost of arbitration, including fees of attorneys and experts, as the arbitrator deems fair and equitable in light of all relevant circumstances. The arbitration hearing shall be commenced thirty (30) days following the date of delivery of notice of arbitration to the other party, or as soon thereafter as set by the arbitrator(s).

If the parties reasonably believe that the amount in controversy will be less than Thirty Thousand Dollars ($30,000), such arbitration will be conducted in San Diego, California by an arbitrator selected by the parties, in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. If the amount in controversy will likely exceed Thirty Thousand Dollars ($30,000), such arbitration shall be conducted by the Judicial Arbitration and Mediation Services, Inc. ("JAMS") as arbitrator in San Diego, California in accordance with the rules promulgated by JAMS (with the widest rights of discovery as provided in the California Code of Civil Procedure). In this regard, each party shall retain the right to cross-examine the opposing party's witnesses, either through legal counsel, expert witnesses or both. The decision of the arbitrator(s) shall be final, binding and conclusive on all parties (without any right to appeal therefrom) and shall not be subject to judicial review (except for abuse of the arbitrator's discretion).

     If the parties reasonably believe that the amount in controversy will exceed One Million Dollars ($1,000,000), then the parties are not bound to arbitrate the dispute and may commence an action in Superior Court in the County of San Diego, or in US District Court, Southern District of California.

          5.11 Attorney Fees: If any legal actin or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of the Agreement, the successful or prevailing party shall be entitled to recover reasonable attorney's fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

          5.12 Remedies Cumulative: Except as otherwise expressly set forth in this Agreement, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

          5.13 Notices. Whenever any party desires or is required to give any notice, demand, or request to this Agreement, each such communication shall be in writing and shall be effective only if it is delivered by overnight messenger services, express or electronic means (with confirmed receipt), addressed as follows.

     SYS:
                   W. Gerald Newmin
                   9620 Chesapeake Drive, Suite 201
                   San Diego, CA 92123

     Contractor:
                   Bruce W. Barren
                   The EMCO/Hanover Group, Inc.
                   11099 Sunset Blvd.
                   Los Angeles, CA 90049-3224

     Such communications shall be effective when received by the addressee. Any party may change its address for such communications by giving an appropriate notice to the other party in conformity with this Section.

          5.14 No Joint Venture: Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between the parties. Except as expressly set forth, no party by virtue of this Agreement is authorized as an agent, contractor, or legal representative of any other party, and the relationship of the parties is, and at all times will continue to be, that of an independent contractor.

          5.15 Heading: The provision headings in this Agreement are for reference and convenience only. They do not form a part hereof, and do not in any way codify, interpret, or reflect the intent of the parties. Said headings shall not be used to construe or interpret any provision of this Agreement.

          5.16 Gender and Number: In this Agreement where the context so requires, the masculine, feminine or neuter gender shall be deemed to include each other, and the singular to include the plural.

          5.17 Counterparts: This Agreement may be signed in one or more counterparts.

          5.18 Facsimile Transmission Signature: A signature received pursuant to a facsimile transmission shall be sufficient to bind a party to this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first indicated below and this Agreement is effective as of day and date noted below.

SYS:                                    CONTRACTOR:




BY:                                BY:
/s/ W. Gerald Newmin                    /s/ Bruce W. Barren
Chief Executive Officer                 The EMCEE/Hangover Group, Inc.

Date:  02/04/99                         Date: 02/04/99

                                    EXHIBIT A

                              SUMMARY OF EXCLUSIONS

James Watts                             Greg Lorenzetti
Pacific Summit Capital                  The Titon Group, Inc.
2082 Michaelson Drive, Suite 100        1829 Jefferson Street
Irvine, CA 92612                        San Francisco, CA 94123

Scott Harrison                          Systems Integration and Research, Inc.

Granite Financial Group, Inc.           West Coast Solutions

L.F.L. Global Investments, LLC          Quarterdeck Investment Partners, Inc.

George Colin                            Venturian Corp.

The Zures Companies

Walt Friedman                           Houlihan, Lokey Howard & Zukin
Talley Associates

Parkside Group                          SYS Board of Directors

AMSEC (SAIC)

Mike Chesler